Exhibit 23.3
CONSENT OF INDEPENDENT AUDITORS
     We consent to the reference to our firm under the caption “Experts” and to the use of our report dated May 5, 2006 with respect to the consolidated financial statements of Xactware, Inc. included in the Amendment No. 2 to the Registration Statement (Form S-1 No. 333-152973) and related Prospectus of Verisk Analytics, Inc. for the registration of shares of its common stock.
/s/ Ernst & Young LLP
Salt Lake City, Utah
November 19, 2008